Exhibit 19.1

Insider Trading Policy

INSIDER TRADING POLICY AND GUIDELINES

FOR DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION

Introduction

This Insider Trading Policy provides guidelines to employees, directors and officers of Digimarc Corporation (the “Company”) with respect to transactions in the Company’s securities and the handling by insiders of confidential information about the Company and the companies with which it does business. In the discretion of the Corporate Compliance Officer, the Insider Trading Policy may also apply to consultants and contractors to the Company.

For purposes of this Insider Trading Policy, “the Company’s securities” include common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.

Policy

It is the policy of the Company to comply with all insider trading laws and regulations.

Responsibility

Employees, officers and directors of the Company may create, use or have access to confidential or material information which is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material non-public information.

The Chief Legal Officer (who is the “Corporate Compliance Officer”) or, in his absence, the Chief Financial Officer, is responsible for the administration of this Insider Trading Policy.

Guidelines

1. Prohibition. Every employee, officer and director of the Company is prohibited from: (a) buying or selling the Company’s securities while in possession of material non-public information; (b) communicating material non-public information to others except those who “need to know” based on their doing business with or for the Company; (c) recommending the purchase or sale of the Company’s securities while in the possession of material information that has not been publicly disclosed by the Company; or (d) assisting anyone engaged in any of the above activities. This prohibition also applies to material non-public information about, and the securities of, other companies with which the Company has a relationship through which an employee, officer or director may acquire the material non-public information of that company.

There are no exceptions to this Insider Trading Policy other than those described in paragraph 10 below. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material non-public information.

2. Penalties. If you engage in any of the above activities, you may subject yourself, the Company and its officers and directors to civil and criminal liability. Civil penalties of $1,000,000 or three times the profit gained, or losses avoided may be imposed. Criminal penalties of up to $5,000,000 may be imposed, and you may also be subject to a jail term of up to 20 years. Violation of this Insider Trading Policy may subject you to immediate discipline by the Company, including discharge from the Company.

3. Transactions By Family Members; Entities Controlled by You. These prohibitions also apply to your family members, including your spouse, minor children or others living in your home, any family members who do not live in your household but whose transactions in Company securities you direct or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entities under your control. The Company will hold you responsible for the conduct of these parties.

4. Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person’s use of that information. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading. Do not underestimate their ability to discover your actions.

5. Material Non-Public Information. “Material” information is any information which could affect the market for the Company’s securities or that a reasonable investor would consider important in making a decision to purchase, hold or sell the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.

“Non-public” information is any information that has not been disclosed generally to the investing public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. Even after the Company has released information to the press and the information has been reported, at least one full trading day (that is, a day on which national stock exchanges are open for trading) should be allowed for the investing public to absorb and evaluate the information before you trade in the Company’s securities. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•	Changes in estimates of earnings or sales

•	Increases or decreases in dividend payments

•	Stock splits or securities offerings

•	Possible mergers, acquisitions and dispositions

•	Significant contracts and technology licenses

•	Changes in management

•	The introduction of important products

•	Major marketing changes

•	Unusual gains or losses in major operations

•	Financial liquidity problems

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Corporate Compliance Officer.

6. Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any employee, officer or director, you should immediately report all the facts to the Corporate Compliance Officer so that the Company may take appropriate remedial action. As noted in the Company’s Fair Disclosure Policy attached hereto as Attachment 1, under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non- public information to publicly disclose such information.

7. Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, Company officers, directors and employees are prohibited from engaging in any of the following activities involving the Company’s shares:

•	purchasing the Company’s securities on margin;

•	short sales;

•	buying or selling puts or calls;

•	trading in options (other than those granted by the Company);

•	pledging Company securities as collateral for a loan; and

•	any hedging or monetization transaction, such as zero-cost collars and forward sale contracts.

8. Further Prohibition. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Compliance Officer.

9. Special Procedures for Directors, Officers and Certain Employees. The following guidelines are applicable to (i) all members of the Company’s Board of Directors, (ii) all officers of the Company and its subsidiaries that are members of the Executive Staff, (iii) certain members of the financial staff designated on Exhibit A hereto and (iv) any other employee that the Company believes has access to financial information or other material non-public information relating to the Company’s financial results or other corporate developments, and who is notified by the Company’s Corporate Compliance Officer of such determination (individuals subject to this Section 9, collectively, “Restricted Persons”). The persons who qualify as Restricted Persons may be changed by the Company from time to time as circumstances require. If you are a Restricted Person and have any questions about the application of these provisions when considering the possible purchase or sale of the Company’s securities, you should contact the Corporate Compliance Officer before undertaking the transaction and follow his or her instructions.

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Trading Prohibition. Restricted Persons may not conduct any transactions involving the purchase or sale of the Company’s securities during any of the periods described in this subparagraph (a) as “Blackout Periods.”

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Earnings Release Blackout. The release of earnings is a particularly sensitive period of time for transactions in the Company’s stock, given Restricted Persons may possess material non-public information about the expected financial results for the quarter. Accordingly, no Restricted Persons may conduct transactions involving the purchase or sale of the Company’s securities during a Blackout Period for the quarter. The Blackout Period with respect to each fiscal quarter of the Company begins on the close of business on the last day of the quarter and ends on the opening of the second full trading day following the earlier of the Company’s filing with the SEC of the Company’s quarterly or annual financial reports or public release of quarterly or annual financial information (the “Earnings Release Date”). For directors and officers of the Company, all transactions involving the Company’s securities outside the Blackout Period may be made only after preclearing the transaction with the Company’s Corporate Compliance Officer. The Company will inform you of the anticipated date of public disclosure of each quarter’s financial results upon request.

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Event-Specific Blackouts. From time to time, the Company may also determine that directors, officers, selected employees and others should suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such Blackout Period and should not disclose to others the fact of such suspension of trading.

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Trading Outside Blackout Periods. It should be noted that, even outside of the trading prohibitions outlined above, any person possessing material non-public information concerning the Company should not engage in any transactions in the Company’s securities until the second full trading day after such information has been known publicly, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times to make sure that their trades are not affected while they are in possession of material non-public information about the Company.

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Preclearance of Transactions for Officers and Directors. For transactions involving the Company’s securities outside of a Blackout Period, all members of the Board of Directors and officers of the Company and its subsidiaries that are members of the Executive Staff must receive approval from the Corporate Compliance Officer prior to any such transaction, except the simple exercise of an individual’s stock options (other than a broker-assisted cashless exercise). The Corporate Compliance Officer will make every effort to respond to requests for approval as quickly and expeditiously as possible. Any preapproved transaction must be completed within the time period specified by the Corporate Compliance Officer when approval is granted, provided that this time period may not exceed ten days. If for any reason a transaction is not completed within the applicable time period, new approval must be obtained from the Company Compliance Officer before the transaction may take place.

10. Section 16 Compliance, Approved Pre-Planned Trading Programs. The Company’s Directors and certain of its officers are subject to additional restrictions under Section 16 of the Securities Exchange Act of 1934 and have additional disclosure obligations and trading restrictions (including the Short-Swing restrictions discussed in Section 11 below). These individuals also have the ability to adopt a Company approved pre-planned trading program, which is described in Attachment 2 hereto.

11. Directors and Executive Officers - Short-Swing Transactions. Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short- swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that executive officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares (including a sale pursuant to a broker’s cashless option exercise) generally is a sale under Section 16. Moreover, no executive officer or director may ever make a short sale of the Company’s stock. The Company has already provided separate memoranda and other appropriate materials to its executive officers and directors regarding compliance with Section 16 and its related rules.

12. Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines with which you should familiarize yourself. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Corporate Compliance Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential inside information:

•	Use passwords to restrict access to the information on computers.

•	Limit access to particular physical areas where material non-public information is likely to be documented or discussed.

•	Shred obsolete or temporary confidential documents.

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Do not discuss any Company matter in (i) public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard or (ii) in an internet “chat room,” blog or similar internet-based forum.

13. Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the Corporate Compliance Officer may authorize immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Corporate Compliance Officer and Company legal counsel pursuant to the terms of the Company’s Fair Disclosure Policy attached hereto as Attachment 1. If disclosure is not authorized, such material non-public information must not be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director or employee of the Company should be directed to the Corporate Compliance Officer, who will clear all proposed responses, which must be in compliance with the Company’s Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Corporate Compliance Officer or another Company representative to whom the Corporate Compliance Officer refers the request. All officers, directors and employees must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Corporate Compliance Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Corporate Compliance Officer.

14. Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer.

Adoption of Digimarc Compliance Policies and Procedures

It is the policy of the Company that the Company and its directors, officers, employees and agents (collectively “Covered Personnel”) shall observe all applicable statutes, regulations, orders and interpretations (collectively the “Laws”) governing the operation of its business, both domestic and internationally. In order to carry out this policy, the Board of Directors has directed the Company to establish and enforce commercially reasonable compliance standards, policies and procedures to be followed by Covered Personnel that are reasonably capable of ensuring compliance with and reducing the prospect of improper or illegal conduct under, the Laws material to the operation of its business (the “Compliance Program”). Moreover, to properly manage the risk to the Company and its stockholders, the executive officers of the Company are charged to make commercially reasonable efforts to assure that the Company’s Compliance Program is comprehensive and will be effective.

Under the Compliance Program, each of the Laws material to the operation of the Company shall be identified and addressed in a commercially reasonable manner.

These policies and procedures are adopted pursuant to resolutions of the Board of Directors as part of the Compliance Program for the Company.

Effective Date: April 23, 2023

ATTACHMENT 1

FAIR DISCLOSURE POLICY

1. Introduction

The Company has adopted a written Insider Trading Policy and Guidelines for Disclosure of Material Non-Public Information (the “Insider Trading Policy”) to which this Attachment 1 is an attachment containing certain basic principles and policies concerning the determination, use and disclosure of material non-public information. This sets forth the Company’s policy concerning the disclosure of material non-public information by the Company to ensure compliance with the SEC’s Regulation FD (Fair Disclosure).

2. Nature of Liability for Selective Disclosure

The SEC adopted Regulation FD in response to the perceived problem of selective disclosure of material non-public information to analysts, institutional investors and others. Under the Regulation, whenever the Company, or certain persons acting on its behalf, discloses material non-public information to certain enumerated persons, the Company must make public disclosure of that same information simultaneously (for intentional disclosures), or promptly (for non-intentional disclosures).

3. Application

The Regulation applies to communications by an executive officer, director, investor relations officer, public relations officer or any employee possessing equivalent functions, or any other officer, employee or agent who regularly communicates on behalf of the Company with the persons listed below.

The Company cannot make selective disclosures to any of the following four categories of persons, unless the disclosure is specifically excluded by the Regulation:

a. broker-dealers and their associated persons;

b. investment advisors, certain institutional investment managers and their associated persons;

c. investment companies, hedge funds, and affiliated persons; and

d. any holder of the Company’s securities under circumstances in which it is reasonably foreseeable that such person would purchase or sell such securities on the basis of the information.

Categories a, b, and c include sell-side analysts, buy-side analysts, large institutional investment managers, and other market professionals who may be likely to trade on the basis of selectively disclosed information.

Only the Chief Executive Officer and the Corporate Compliance Officer, and those employees designated by them, are authorized to speak publicly on behalf of the Company. No other directors, officers or employees should have any communication with any of the persons specified in categories a through d above.

4. Exclusions

Certain disclosures by the Company or persons acting on its behalf are excluded from coverage of the Regulation. The exclusions are:

a. communications made to a person who owes a duty of trust or confidence, i.e., a “temporary insider”, such as the Company’s attorneys, investment bankers, or accountants;

b. communications made to any person who expressly agrees to maintain the information in confidence;

c. communications to an entity whose primary business is the issuance of credit ratings, provided the information is disclosed solely for the purpose of developing a credit rating and the entity’s ratings are publicly available;

d. communications made in connection with most offerings of securities registered under the Securities Act of 1933; and

e. communications with the public media.

The Regulation applies to any unregistered offerings (e.g., private placements) made by the Company.

5. Avoiding Liability

Where the Company makes an intentional disclosure of material non-public information to securities professionals or Company securityholders, the Regulation requires the simultaneous disclosure of the same information to the general public. A selective disclosure is intentional when the Company or a person acting on its behalf either knows, or is reckless in not knowing, prior to making the disclosure, that the information is both material and non-public.

Where the Company or individuals acting on its behalf inadvertently disclose material non public information (i.e., it later determines that the information was not public or was material), it is required to make public disclosure promptly. This means that the Company must make a public disclosure as soon as reasonably practicable (but generally no later than 24 hours) after a senior official of the Company learns of the disclosure and knows (or is reckless in not knowing) that the information disclosed was both material and non-public.

6. Regulation FD Disclosure Procedures

The Company intends to be fully compliant with Regulation FD. The following policies and procedures have been adopted by the Company to ensure compliance with Regulation FD:

a. The Company’s Corporate Compliance Officer is responsible for administering and directing compliance with Regulation FD and the policies and procedures set forth in this Fair Disclosure Policy. Any questions relating to compliance with Regulation FD should be directed to the Corporate Compliance Officer. All public disclosures must be approved by the Corporate Compliance Officer or someone designated by the Corporate Compliance Officer. Company employees shall promptly report to the Corporate Compliance Officer any violations (whether or not they were intentional) of the Company’s Fair Disclosure Policy.

b. As in the case of insider trading, the Company’s Corporate Compliance Officer, in consultation with legal counsel, as necessary, will make a determination of whether non-public information is material. Material non-public information must not be selectively disclosed. All public disclosures must be made in one of the following manners (“Public Disclosure Procedures”):

i. In a Form 8-K, 10-K, 10-Q or similar filing with the SEC; or

ii. Through the issuance of a press release, widely distributed through regular channels, containing the material information; or

iii. Through a conference call held in an open manner, permitting all interested members of the public to listen in either by telephonic means or through Internet webcasting. Adequate notice, by press release and/or website posting of the scheduled conference call and webcast must set forth the time and date of the conference call and webcast, and instructions on how to access the call and webcast. As to quarterly earnings calls, the required notice should be given at least 72 hours before the call. A replay of the call or the webcast will be available to the public for at least 72 hours. The Company will archive the webcast and the calls; or

iv. Other methods deemed adequate by the Corporate Compliance Officer, after consultation with legal counsel.

c. Earnings guidance will not be provided to securities analysts unless done through a Public Disclosure Procedure set forth above. Generally, the Company should not review analyst reports, and any review actually undertaken by the Company or individuals acting on its behalf should be limited to historical items and similar factual matters. Any updates to the Company’s previously disclosed material non-public information shall be done only through a Public Disclosure Procedure.

d. In the case of intentional disclosures, the Company must make a simultaneous public disclosure of the same information to the general public through a Public Disclosure Procedure.

e. In the case of unintentional disclosures, the Company must make a public disclosure through a Public Disclosure Procedure as soon as reasonably practicable (but no later than 24 hours) after a senior official of the Company learns of the disclosure and determines that the information disclosed was both material and non-public.

f. Prior to agreeing to make a presentation at any analyst, investor or industry conference, executives must receive the approval of the Corporate Compliance Officer. The content to be presented at such conferences is subject to the approval of the Corporate Compliance Officer. In no event may material non-public information be disclosed at such conferences unless such information is simultaneously disclosed through a Public Disclosure Procedure.

g. The Company considers violation of its Fair Disclosure Policy and Regulation FD to be grounds for discipline, including termination for cause.

ATTACHMENT 2

APPROVED PRE-PLANNED TRADING PROGRAMS

1. Introduction

The Company has adopted a written Insider Trading Policy and Guidelines for Disclosure of Material Non-Public Information (the “Insider Trading Policy”) to which this Attachment 2 is an attachment, containing certain basic principles and policies concerning the trading by officers, directors and employees of the Company in the securities of the Company. This sets forth the Company’s policy concerning approved pre-planned trading programs by the Company’s Executive Officers and Directors.

Not withstanding any other guidelines contained in the Insider Trading Policy to the contrary, it shall not be a violation of this Insider Trading Policy for the Company’s Directors and Executive Officers to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future which are in compliance with SEC Rule 10b5-1 and have been approved in advance, in writing, by the Corporate Compliance Officer. To initiate any transactions under this exception, a Director or Executive Officer (a “person” for purposes of this Attachment 2 only) must comply with each of the following elements:

a. Before becoming aware of any material non-public information, the person must (1) enter into a binding contract to purchase or sell securities, (2) instruct another person to purchase or sell securities for the person’s account, or (3) adopt a written plan for purchasing or selling the securities (each, a “Trading Program”).

b. The Trading Program must contain one of the following: (1) specify the amount, price, and date of the transaction(s); (2) include a written formula, algorithm, or computer program for determining amounts, prices, and dates for the transaction(s); or (3) not permit the person to exercise any subsequent influence over how, when, or whether to make purchases or sales (and any other person exercising such influence under the Trading Program must not be aware of material non-public information when doing so).

c. The Trading Program must include a cooling-off period between the date that the Trading Program is adopted and when purchases or sales under the Trading Program can commence. Another cooling-off period is required following any modification with respect to the amount, price or timing of the purchase and sale of securities under the Trading Program. In either case, the cooling-off period must extend to the later of 90 days after the adoption of the Trading Program and two business days after the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Program was adopted or modified (but not to exceed 120 days).

d. The Trading Program must include a written representation that the person entering into the Trading Program is not aware of material non-public information and has entered into the Trading Program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-Any person who has entered into a Trading Program must also act in good faith with respect to such Trading Program throughout its duration. Therefore, although modifications to an existing Trading Program are not absolutely prohibited, a Trading Program should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Program will raise issues as to the individual’s good faith.

e. No person purchasing or selling securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales. In any 12-month period, no person may enter into more than one Trading Program (subject to certain limited exceptions).

f. Any person wishing to proceed with a Trading Program (or to modify or terminate a previously adopted Trading Program) must first obtain written approval from the Corporate Compliance Officer. This pre-clearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1), this Insider Trading Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail him or herself of this exception. The Company therefore reserves the right to approve or disapprove any proposed Trading Program (or the modification or termination of any existing Trading

Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the distribution of securities) to which the Company is or may be a party. In any event, the early termination of a Trading Program may not occur during a Blackout Period.

g. The Company will not approve any proposed Trading Program (or the modification or termination of any existing Trading Program) until it confirms the following items and that the Trading Program includes such additional terms and conditions as the Company may require from time to time:

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To reduce potential exposure, the Company will need to ensure that there is no material information which has not been publicly disclosed at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such undisclosed information, the Company may delay its approval of the Trading Program until the information has been disclosed.

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The Company will need to confirm that the proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, (ii) SEC Rule 144 or Rule 145 relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under an approved Trading Program, under applicable law or in connection with a distribution by the Company of securities, including without limitation lock up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).

h. Any person entering into a Trading Program acknowledges that the Company is required to provide quarterly disclosure on Forms 10-Q and 10-K of (1) whether any Executive Officer or Director has adopted, modified or terminated a Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement and (2) a description of the material terms of each plan, including the name and title of the Executive Officer or Director; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan.

i. Each person understands that the approval or adoption of a Trading Program in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, including such person’s disclosure obligations and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel prior to entering into a Trading Program.

EXHIBIT A

RESTRICTIONS ON EMPLOYEES

1. Employees, Officers and Directors Prohibited From Trading During A Blackout Period

Officers of the Company and its subsidiaries that are members of the Executive Staff

All Directors

All Supervisory Employees on the finance staff

Other employees specifically designated from time to time

2. Employees, Officers and Directors Required to Pre-Clear All Trades

Officers of the Company and its subsidiaries that are members of the Executive Staff

All Directors

Other employees specifically designated from time to time